Exhibit 99.1

NUTRISYSTEM, INC. REPORTS

FIRST QUARTER RESULTS

Horsham, PA – May 5, 2003—NutriSystem, Inc. (OTCBB:THIN - news) today reported net income for the first quarter ended March 31, 2003 of $651,000 ($0.02 per diluted share), as compared to net income of $1,736,000 for the quarter ended March 31, 2002 ($0.06 per diluted share). Revenues for the first quarter of 2003 were $7,196,000, down 31% from $10,439,000 in the same period of 2002. NutriSystem generated cash from operations of $1,387,000 in the first quarter of 2003 and ended the first quarter with a balance in cash and cash equivalents of $4,386,000.

“From the first quarter of 2002 to the first quarter of 2003, sales through QVC declined $1,828,000 or 46% and direct to consumer revenues declined by $1,250,000 or 24%,” said James D. Brown, Chief Financial Officer. “The drop in direct revenues in the first quarter was consistent with a reduced level of advertising spending, which declined 33% from the first quarter of 2002 to the first quarter of 2003.”

“During the last few months, NutriSystem has made significant progress in strengthening its senior leadership team and building momentum in the area of new product development,” said Michael J. Hagan, Chief Executive Officer. “As NutriSystem launches new and innovative programs, we will be in a better position to grow profitably our customer base.”

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers a systematic weight loss program based on portion-controlled prepackaged meals, reduced calorie diet plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31
	2003	2002
REVENUES	$7,196	$10,439

COSTS AND EXPENSES:
Cost of revenues	4,131	6,010
Advertising and marketing	494	736
General and administrative	1,569	1,824
Warehouse closing costs	198	—
Depreciation and amortization	77	87
Non-cash compensation expense	—	15

Total costs and expenses	6,469	8,672

Operating income	727	1,767
EQUITY IN LOSSES OF AFFILIATE	(90)	—
INTEREST INCOME, net	14	4

Income before income taxes	651	1,771
INCOME TAXES	—	35

Net income	$651	$1,736

BASIC AND DILUTED INCOME PER SHARE	$0.02	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,220	27,038
Diluted	26,842	27,628